Exhibit 99.1

WATERSTONE FINANCIAL, INC.
WATERSTONE BANK
11200 W. PLANK CT.
WAUWATOSA, WI 53226
Contact: Amy Kutka
Community Relations Coordinator
414-459-4183
amykutka@wsbonline.com

FOR IMMEDIATE RELEASE

Waterstone Financial Announces Election of New Board Member Derek L. Tyus

WAUWATOSA, Wis. – 2/10/2021 – Waterstone Financial, Inc. (NASDAQ: WSBF) announced today that on February 8, 2021, its Board of Directors elected Derek L. Tyus to serve on the Board of Directors.
“We are honored to have Derek join the Board of Directors of WaterStone Bank and Waterstone Financial and help guide our organization. Derek has vast experience in the financial markets, including extensive knowledge in the underwriting of commercial real estate, Waterstone’s largest asset category,” said Doug Gordon, President/CEO of WaterStone Bank. “He is also very active in numerous non-profits in our local community. Derek will be a great asset to Waterstone’s future.”

Tyus currently serves as vice president and chief investment officer of West Bend Mutual Insurance Company. He has been with West Bend since 2016. Before joining West Bend, Derek was a director for Northwestern Mutual Wealth Management Company in Milwaukee, Wisconsin. He has been in the insurance industry for 22 years, holding investment positions in private debt and equity, real estate, wealth management as well as strategy and administration.
Derek is a graduate of Marquette University and received his MBA from the Ross School of Business at the University of Michigan. Derek is currently a member of the CFA Institute and the CFA Society of Milwaukee. He serves on the board of various organizations, including the Greater Milwaukee Foundation, Zoological Society of Milwaukee and Siebert Lutheran Foundation.
“I am looking forward to helping Waterstone grow and prosper. Their financial results reflect a strong management team with a proven organizational culture. I am impressed with their commitment to diversity and their dedication to giving back to the communities they serve,” said Derek Tyus. “My work history, education and experience fit well to align with a publicly traded financial institution.”
“We continue to expand the talent of our Board of Directors to provide enhanced oversight and direction to Waterstone,” said Pat Lawton, Chairman of Waterstone’s Board of Directors. “We are excited to add Derek’s talents and integrity to the Waterstone family. Derek’s experience is a great complement to the existing Board.”

About Waterstone Financial, Inc.
Waterstone Financial, Inc. is the savings and loan holding company for WaterStone Bank. WaterStone Bank was established in 1921 and offers a full suite of personal and business banking products. The Bank has branches in Wauwatosa/State St, Brookfield, Fox Point/North Shore, Franklin/Hales Corners, Germantown/Menomonee Falls, Greenfield/Loomis Rd, Milwaukee/Oklahoma Ave, Oak Creek/27th St, Oak Creek/Howell Ave, Oconomowoc/Lake Country, Pewaukee, Waukesha, West Allis/Greenfield Ave, and West Allis/National Ave, Wisconsin. WaterStone Bank is the parent company to Waterstone Mortgage, which has the ability to lend in 48 states. For more information about WaterStone Bank, go to http://www.wsbonline.com.

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